                                                                   EXHIBIT 10.12




                                        FS-2700-5b (7/93)
                                        OMB No. 0596-0082  Expires 6/30/96

--------------------------------------------------------------------------------
 USDA - Forest Service        Holder No.       Type Site           Authority
                              4002 / 1           161                 545

                              Auth. Type       Issue Date          Expir. Date
        SKI AREA
                                18             10/31/1994          10/31/2034
   TERM SPECIAL USE PERMIT
                              Location Sequence No.                Stat. Ref.
 Act of October 22, 1986      0922043300902

    (Ref. FSM 2710)           Latitude         Longitude           LOS Case
                                -  -              -  -
--------------------------------------------------------------------------------

Waterville Valley Ski Resort, Inc. of 1000 South Frontage Road, Vail Colorado, 81657 (hereafter called the holder), is hereby authorized to use National Forest System lands, on the White Mountain National Forest, for the purposes of constructing, operating, and maintaining a four-season sports resort including food service, retail sales, and other ancillary facilities, described herein, known as the Waterville Valley Resort and subject to the provisions of this term permit. This permit covers 790 acres more or less, described here and as shown on the attached map dated 10/96, Exhibit (Appendix C-1).

The following improvements, whether on or off the site, are authorized:

As shown on the attachments entitled "As Built Plans" dated October 19, 1994, Appendix A-1, "Waterville Valley Master Development Plan, Maps/Narrative" dated February 1976, Appendix A-2, and "As Built Master Development Plan Waterville Valley Cross Country Ski Area", Appendix A-3.

         Attached Clauses. This term permit is accepted subject to the conditions set forth herein on pages 2 through 20, and to exhibits Appendix A-D attached or referenced hereto and made a part of this permit.

--------------------------------------------------------------------------------

   THIS PERMIT IS ACCEPTED SUBJECT TO ALL OF ITS TERMS AND CONDITIONS.
ACCEPTED:

        /s/  GEORGE N. GILLETT, JR.                             11/16/96
--------------------------------------------------------------------------------
             GEORGE N. GILLETT, JR.                                DATE

APPROVED:

        /s/  DONNA L. HEPP                                       11/26/96
--------------------------------------------------------------------------------
             DONNA L. HEPP        FOREST SUPERVISOR                DATE

                              TERMS AND CONDITIONS


I.       AUTHORITY AND USE AND TERM AUTHORIZED  . . . . . . . . . . . . . . . . . 2

         A.      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         B.      Authorized Officer . . . . . . . . . . . . . . . . . . . . . . . 2
         C.      Rules, Laws and Ordinances . . . . . . . . . . . . . . . . . . . 2
         D.      Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         E.      Nonexclusive Use . . . . . . . . . . . . . . . . . . . . . . . . 2
         F.      Area Access  . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         G.      Master Development Plan  . . . . . . . . . . . . . . . . . . . . 3
         H.      Periodic Revision  . . . . . . . . . . . . . . . . . . . . . . . 3

II.      IMPROVEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

         A.      Permission . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         B.      Site Development Schedule  . . . . . . . . . . . . . . . . . . . 3
         C.      Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         D.      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         E.      Ski Lift Plans and Specifications  . . . . . . . . . . . . . . . 4

III.     OPERATIONS AND MAINTENANCE . . . . . . . . . . . . . . . . . . . . . . . 4

         A.      Conditions of Operations . . . . . . . . . . . . . . . . . . . . 4
         B.      Ski Lift, Holder Inspection  . . . . . . . . . . . . . . . . . . 4
         C.      Operating Plan . . . . . . . . . . . . . . . . . . . . . . . . . 5
         D.      Cutting of Trees . . . . . . . . . . . . . . . . . . . . . . . . 5
         E.      Signs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         F.      Temporary Suspension . . . . . . . . . . . . . . . . . . . . . . 5

IV.      NONDISCRIMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

V.       LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

         A.      Third Party Rights . . . . . . . . . . . . . . . . . . . . . . . 6
         B.      Indemnification of the United States . . . . . . . . . . . . . . 6
         C.      Damage to United States Property . . . . . . . . . . . . . . . . 6
         D.      Risks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         E.      Hazards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         F.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

VI.      FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         A.      Holder to pay fair market value for the permitted use  . . . . . 7
         B.      Fees - Construction Period - Flat Fee  . . . . . . . . . . . . . 8
         C.      Fees - Graduated Rate Fee System . . . . . . . . . . . . . . . . 8
         1.      Weighted-average break-even point and
                 weighted-average rate base . . . . . . . . . . . . . . . . . . . 8
         2.      Minimum annual fee . . . . . . . . . . . . . . . . . . . . . . . 8
         3.      Mixed ownership  . . . . . . . . . . . . . . . . . . . . . . . . 9
         D.      Surcharge  . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

         E.      Definitions of Sales Categories and Gross Fixed
                  Assets (GFA). . . . . . . . . . . . . . . . . . . . . . . . . . 9
         1.      Sales Categories . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.      Gross Fixed Assets . . . . . . . . . . . . . . . . . . . . . . . 10
         F.      Change of Gross Fixed Asset Amount Upon Sale or
                  Change in Controlling Interest  . . . . . . . . . . . . . . . . 10
         G.      Determining Sales and Other Revenue  . . . . . . . . . . . . . . 10
         1.      Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         a.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . 11
           (1)     Gratuities . . . . . . . . . . . . . . . . . . . . . . . . . . 11
           (2)     Acceptable Discounts . . . . . . . . . . . . . . . . . . . . . 11
           (3)     Discriminatory Pricing . . . . . . . . . . . . . . . . . . . . 11
           (4)     Preferential Discounts   . . . . . . . . . . . . . . . . . . . 11
           (5)     Market Price . . . . . . . . . . . . . . . . . . . . . . . . . 11
           (6)     Bartering or Trade Offs  . . . . . . . . . . . . . . . . . . . 11
           (7)     Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . 11
           (8)     Franchise Receipts . . . . . . . . . . . . . . . . . . . . . . 11
         b.      Inclusions   . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         c.      Exclusions . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         H.      Concession Payment, Graduated Rate Fee System  . . . . . . . . . 13
         I.      Interest and Penalties . . . . . . . . . . . . . . . . . . . . . 14
         1.      Interest shall be charged  . . . . . . . . . . . . . . . . . . . 14
         2.      Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.      Penalty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         4.      Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         J.      Nonpayment . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         K.      Access to Records  . . . . . . . . . . . . . . . . . . . . . . . 14
         L.      Accounting Records . . . . . . . . . . . . . . . . . . . . . . . 15
         1.      Systematic internal controls . . . . . . . . . . . . . . . . . . 15
         2.      A permanent record of investments in facilities  . . . . . . . . 15
         3.      As may be specified  . . . . . . . . . . . . . . . . . . . . . . 15

VII.     TRANSFER AND SALE

         A.      Subleasing . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         B.      Notification of Sale . . . . . . . . . . . . . . . . . . . . . . 15
         C.      Divestiture of Ownership . . . . . . . . . . . . . . . . . . . . 15

VIII.    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

         A.      Termination for Higher Public Purpose  . . . . . . . . . . . . . 16
         B.      Termination, Revocation and Suspension . . . . . . . . . . . . . 16

IX.      RENEWAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

         A.      Renewal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

X.       RIGHTS AND RESPONSIBILITIES UPON TERMINATION
         OR NONRENEWAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

         A.      Removal of Improvements  . . . . . . . . . . . . . . . . . . . . 17

XI.      MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . 17

         A.      Members of Congress  . . . . . . . . . . . . . . . . . . . . . . 17
         B.      Inspection, Forest Service . . . . . . . . . . . . . . . . . . . 17
         C.      Regulating Services and Rates  . . . . . . . . . . . . . . . . . 17
         D.      Advertising  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         E.      Bonding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         F.      Water Rights . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         G.      Current Addresses  . . . . . . . . . . . . . . . . . . . . . . . 18
         H.      Identification of Holder . . . . . . . . . . . . . . . . . . . . 18
         I.      Archaeological-Paleontological Discoveries . . . . . . . . . . . 19
         J.      Protection of Habitat of Endangered, Threatened and
                  Sensitive Species . . . . . . . . . . . . . . . . . . . . . . . 19
         K.      Superior Clauses . . . . . . . . . . . . . . . . . . . . . . . . 19
         L.      Superseded Permit  . . . . . . . . . . . . . . . . . . . . . . . 19
         M.      Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         N.      Paper Work Reduction Act Notice . . . . . . . . . . . . . . . .. 20

        APPENDICES

           APPENDIX A - MASTER DEVELOPMENT PLANS

                 A-1      As Built Plans

                 A-2      Waterville Valley Master Development Plan,
                          Maps/Narrative

                 A-3 As Built Master Development Plan Waterville Valley Cross Country Ski Area

          APPENDIX B - CONSTRUCTION/OPERATION

                 B-1      Site Development Schedule

                 B-2      Operating Plan

         APPENDIX C - MAPS

                 C-1      Permit Boundary

                 C-2      Development Area Boundary

         APPENDIX D - BUSINESS MANAGEMENT

                 D-1      Gross Fixed Assets (GFA)

                 D-2      Billing Calendar

                             TERMS AND CONDITIONS

I.       AUTHORITY AND USE AND TERM AUTHORIZED.

         A. Authority. This term permit is issued under the authority of the Act of October 22, 1986 (Title 16, United States Code, Section 497b), and Title 36, Code of Federal Regulations, Sections 251.50-251.64.

         B. Authorized Officer. The authorized officer is the Forest Supervisor. The authorized officer may designate a representative for administration of specific portions of this authorization.

         C. Rules, Laws and Ordinances. The holder, in exercising the privileges granted by this term permit, shall comply with all present and future regulations of the Secretary of Agriculture and federal laws; and all present and future, state, county, and municipal laws, ordinances, or regulations which are applicable to the area or operations covered by this permit to the extent they are not in conflict with federal law, policy or regulation. The Forest Service assumes no responsibility for enforcing laws, regulations, ordinances and the like which are under the jurisdiction of other government bodies.

         D.      Term.

         1. This authorization is for a term of N/A years to provide for the holder to prepare a Master Development Plan. Subject to acceptance of the Master Development Plan by the authorized officer, this authorization shall be extended for an additional N/A years, for a total of N/A years, to provide the holder sufficient time to construct facilities approved in the Master Development Plan within the schedule outlined in clause II.B. (Site Development Schedule), so that the area may be used by the public. Further Provided; This authorization shall be extended by its terms for an additional N/A years, for a total of N/A years, if it is in compliance with the site development schedule in the Master Development Plan and being in operation by the 10-year anniversary date of the issuance of this authorization. Failure of the holder to comply with all or any provisions of this clause shall cause the authorization to terminate under its terms.

         2. Unless sooner terminated or revoked by the authorized officer, in accordance with the provisions of the authorization, this permit shall terminate on October 31, 2034, but a new special-use authorization to occupy and use the same National Forest land may be granted provided the holder shall comply with the then-existing laws and regulations governing the occupancy and use of National Forest lands. The holder shall notify the authorized officer in writing not less than six (6) months prior to said date that such new authorization is desired.

         E. Nonexclusive Use. This permit is not exclusive. The Forest Service reserves the right to use or permit others to use any part of the permitted area for any purpose, provided such use does not materially interfere with the rights and privileges hereby authorized.

         F. Area Access. Except for any restrictions as the holder and the authorized officer may agree to be necessary to protect the installation and operation of authorized structures and developments, the lands and waters covered by this permit shall remain open to the public for all lawful purposes. To facilitate public use of this area, all existing roads or roads as may be constructed by the holder, shall remain open to the public, except for roads as may be closed by joint agreement of the holder and the authorized officer.

         G. Master Development Plan. In consideration of the privileges authorized by this permit, the holder agrees to prepare and submit changes in the Master Development Plan encompassing the entire winter sports resort presently envisioned for development in connection with the National Forest lands authorized by this permit, and in a form acceptable to the Forest Service. Planning should encompass all the area authorized for use by this permit. The accepted Master Development Plan SHALL BECOME A PART OF THIS PERMIT. For planning purposes, a capacity for the ski area in people-at-one time shall be established in the Master Development Plan and appropriate National Environmental Policy Act (NEPA) document. The overall development shall not exceed that capacity without further environmental analysis documentation through the appropriate NEPA process.

         H.      Periodic Revision.

         1. The terms and conditions of this authorization shall be subject to revision to reflect changing times and conditions so that land use allocation decisions made as a result of revision to Forest Land and Resource Management Plan may be incorporated.

         2. At the sole discretion of the authorized officer this term permit may be amended to remove authorization to use any National Forest System lands not specifically covered in the Master Development Plan and/or needed for use and occupancy under this authorization.

II.      IMPROVEMENTS.

         A. Permission. Nothing in this permit shall be construed to imply permission to build or maintain any improvement not specifically named in the Master Development Plan and approved in the annual operating plan, or further authorized in writing by the authorized officer.

         B. Site Development Schedule. As part of this permit, a schedule for the progressive development of the permitted area and installation of facilities shall be prepared jointly by the holder and the Forest Service.
Such a schedule shall be prepared by February 1, 1998, and shall set forth an itemized priority list of planned improvements and the due date for completion. This schedule shall be made a part of this permit (Appendix B-1). The holder may accelerate the scheduled date for installation of any improvement authorized, provided the other scheduled priorities are met; and provided further, that all priority installations authorized are completed to the satisfaction of the Forest Service and ready for public use prior to the scheduled due date.
         1. All required plans and specifications for site improvements, and structures included in the development schedule shall be properly certified and submitted to the Forest Service at least forty-five (45) days before the construction date stipulated in the development schedule.

         2. In the event there is agreement with the Forest Service to expand the facilities and services provided on the areas covered by this permit, the holder shall jointly prepare with the Forest Service a development schedule for the added facilities prior to any construction and meet requirements of paragraph II.D of this section. Such schedule SHALL BE MADE A PART OF THIS PERMIT (Appendix B-1).

         C. Plans. All plans for development, layout, construction, reconstruction or alteration of improvements on the site, as well as revisions of such plans, must be prepared by a licensed engineer, architect, and/or landscape architect (in those states in which such licensing is required) or other qualified individual acceptable to the authorized officer. Such plans must be accepted by the authorized officer before the commencement of any work. A holder may be required to furnish as-built plans, maps, or surveys upon the completion of construction.

         D. Amendment. This authorization may be amended to cover new, changed, or additional use(s) or area not previously considered in the approved Master Development plan. In approving or denying changes or modifications, the authorized officer shall consider, among other things, the findings or recommendations of other involved agencies and whether their terms and conditions of the existing authorization may be continued or revised, or a new authorization issued.

         E. Ski Lift Plans and Specifications. All plans for uphill equipment and systems shall be properly certified as being in accordance with the American National Standard Safety Requirements for Aerial Passenger Tramways (B77.1). A complete set of drawings, specifications, and records for each lift shall be maintained by the holder and made available to the Forest Service upon request. These documents shall be retained by the holder for a period of three (3) years after the removal of the system from National Forest land.

III.     OPERATIONS AND MAINTENANCE.

         A. Conditions of Operations. The holder shall maintain the improvements and premises to standards of repair, orderliness, neatness, sanitation, and safety acceptable to the authorized officer. Standards are subject to periodic change by the authorized officer. This use shall normally be exercised at least 120 days each year or season. Failure of the holder to exercise this minimum use may result in termination pursuant to VIII.B.

         B. Ski Lift, Holder Inspection. The holder shall have all passenger tramways inspected by a qualified engineer or tramway specialist. Inspections shall be made in accordance with the American National Standard Safety Requirements for Aerial Passenger Tramways (B77.1). A certificate of inspection, signed by an officer of the holder's company, attesting to the adequacy and safety of the installations and equipment for public use shall be received by the Forest Service prior to public operation stating as a minimum:

                 "Pursuant to our special use permit, we have had an inspection to determine our compliance with the American National Standard B77.1. We have received the results of that inspection and have made corrections of all deficiencies noted. The facilities are ready for public use."

         C. Operating Plan. The holder or designated representative shall prepare and annually revise by October 1 (Winter Plan) and March 15 (Summer/Construction Plan) an Operating Plan. The plan shall be prepared in consultation with the authorized officer or designated representative and cover winter and summer operations as appropriate. The provisions of the Operating Plan and the annual revisions SHALL BECOME A PART OF THIS PERMIT (Appendix B-2) and shall be submitted by the holder and approved by the authorized officer or their designated representatives. This plan shall consist of at least the following sections:

         1.      Ski patrol and first aid.
         2.      Communications.
         3.      Signs.
         4.      General safety and sanitation.
         5.      Erosion control.
         6.      Accident reporting.
         7.      Avalanche control.
         8.      Search and rescue.
         9.      Boundary management.
         10.     Vegetation management.
         11.     Designation of representatives.
         12.     Trail routes for nordic skiing and other dispersed uses.
The authorized officer may require a joint annual business meeting agenda to:
         a. Update Gross Fixed Assets and lift-line proration when the fee is calculated by the Graduated Rate Fee System.
         b. Determine need for performance bond for construction projects, and amount of bond.
         c.      Provide annual use reports.
         D. Cutting of Trees. Trees or shrubbery on the permitted area may be removed or destroyed only after the authorized officer has approved and marked, or otherwise designated, that which may be removed or destroyed.
Timber cut or destroyed shall be paid for by the holder at appraised value, provided that the Forest Service reserves the right to dispose of the merchantable timber to others than the holder at no stumpage cost to the holder.
         E. Signs. Signs or advertising devices erected on National Forest lands, shall have prior approval by the Forest Service as to location, design, size, color, and message. Erected signs shall be maintained or renewed as necessary to neat and presentable standards, as determined by the Forest Service.
         F. Temporary Suspension. Immediate temporary suspension of the operation, in whole or in part, may be required when the authorized officer, or designated representative, determines it to be necessary to protect the public health or safety, or the environment. The order for suspension may be given verbally or in writing. In any such case, the superior of the authorized officer, or designated representative, shall, within ten (10) days of the request of the holder, arrange for an on-the-ground review of the adverse conditions with the holder. Following this review the superior shall take prompt action to affirm, modify or cancel the temporary suspension.

IV. NONDISCRIMINATION. During the performance of this permit, the holder agrees:

         A. In connection with the performance of work under this permit, including construction, maintenance, and operation of the facility, the holder shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age, or handicap. (Ref. Title VII of the Civil Rights Act of 1964 as amended).

         B. The holder and employees shall not discriminate by segregation or otherwise against any person on the basis of race, color, religion, sex, national origin, age or handicap, by curtailing or refusing to furnish accommodations, facilities, services, or use privileges offered to the public generally. (Ref. Title VI of the Civil Rights Act of 1964 as amended, Section 504 of the Rehabilitation Act of 1973, Title IX of the Education Amendments, and the Age Discrimination Act of 1975.)

         C. The holder shall include and require compliance with the above nondiscrimination provisions in any subcontract made with respect to the operations under this permit.

         D. Signs setting forth this policy of nondiscrimination to be furnished by the Forest Service will be conspicuously displayed at the public entrance to the premises, and at other exterior or interior locations as directed by the Forest Service.

         E. The Forest Service shall have the right to enforce the foregoing nondiscrimination provisions by suit for specific performance or by any other available remedy under the laws of the United States of the State in which the breach or violation occurs.

V.       LIABILITIES.

         A. Third Party Rights. This permit is subject to all valid existing rights and claims outstanding in third parties. The United States is not liable to the holder for the exercise of any such right or claim.

         B. Indemnification of the United States. The holder shall hold harmless the United States from any liability from damage to life or property arising from the holder's occupancy or use of National Forest lands under this permit.

         C. Damage to United States Property. The holder shall exercise diligence in protecting from damage the land and property of the United States covered by and used in connection with this permit. The holder shall pay the United States the full cost of any damage resulting from negligence or activities occurring under the terms of this permit or under any law or regulation applicable to the national forests, whether caused by the holder, or by any agents or employees of the holder.

         D. Risks. The holder assumes all risk of loss to the improvements resulting from natural or catastrophic events, including but not limited to, avalanches, rising waters, high winds, falling limbs or trees, and other hazardous events. If the improvements authorized by this permit are destroyed or substantially damaged by natural or catastrophic events, the authorized officer shall conduct an analysis to determine whether the improvements can be safely occupied in the future and whether rebuilding should be allowed. The analysis shall be provided to the holder within six (6) months of the event.

         E. Hazards. The holder has the responsibility of inspecting the area authorized for use under this permit for evidence of hazardous conditions which could affect the improvements or pose a risk of injury to individuals.

         F. Insurance. The holder shall have in force public liability insurance covering: (1) property damage in the amount of one hundred thousand dollars ($100,000), and (2) damage to persons in the minimum amount of five hundred thousand dollars ($500,000) in the event of death or injury to one individual, and the minimum amount of one million dollars ($1,000,000) in the event of death or injury to more than one individual. These minimum amounts and terms are subject to change at the sole discretion of the authorized officer at the five-year anniversary date of this authorization. The coverage shall extend to property damage, bodily injury, or death arising out of the holder's activities under the permit including, but not limited to, occupancy or use of the land and the construction, maintenance, and operation of the structures, facilities, or equipment authorized by this permit. Such insurance shall also name the United States as an additionally insured. The holder shall send an authenticated copy of its insurance policy to the Forest Service immediately upon issuance of the policy. The policy shall also contain a specific provision or rider to the effect that the policy shall not be cancelled or its provisions changed or deleted before thirty (30) days WRITTEN NOTICE to the Forest Supervisor, White Mountain National Forest, 719 North Main Street, Laconia, NH 03246 by the insurance company.

         Rider Clause (for insurance companies)


         "It is understood and agreed that the coverage provided under this policy shall not be cancelled or its provisions changed or deleted before thirty (30) days of receipt of WRITTEN NOTICE to the Forest Supervisor, White Mountain National Forest, 719 North Main Street, Laconia, NH 03246 by the insurance company."

VI.      FEES.

         A. Holder to pay fair market value for the permitted use. The holder must pay fair market value for the use of National Forest System land.
         1. The provisions of the Graduated Rate Fee System (GRFS) identified under this permit may be revised by the Forest Service to reflect changed times and conditions. Changes shall become effective when:
         a.      Mutually agreed; or,
         b.      A permit is amended for other purposes; or,
         c.      A new permit is issued including reissue after termination.
         2. The Graduated Rate Fee System may be replaced in its entirety by the Chief of the Forest Service if a new generally applicable fee system is imposed affecting all holders of authorizations under Public Law 99-522. Replacement shall become effective on the beginning of the holder's business year following establishment.

         B. Fees - Construction Period - Flat Fee. An annual flat fee shall be due the United States during the initial construction period (VI.AA) and until exceeded by fees determined by the Graduated Rate Fee System described below; Thereafter, the annual fees due the United States for those activities authorized by this permit shall be calculated on sales according to the schedule below.

         C. Fees - Graduated Rate Fee System. The annual fees due the United States for those activities authorized by this permit shall be calculated on sales according to the following schedule:

                            Break-even point                            Balance of
                             (Sales to GFA)          Rate Base          Sales rate
 Kind of Business             (Percentage)         (Percentage)        (Percentage)
 ----------------------------------------------------------------------------------
 Grocery                           70                       .75                1.13
 Service, food                     70                      1.25                1.88
 Service, car                      70                      1.30                1.95
 Merchandise                       70                      1.50                2.25
 Liquor Service                    60                      1.80                2.70
 Outfitting/Guiding                50                      2.00                3.00
 Rental and Services               30                      4.50                6.75
 Lodging                           40                      4.00                6.00
 Lifts, Tows, and Ski
     Schools                       20                      2.00                5.00

         1. A weighted-average break-even point (called the break-even point) and a weighted-average rate base (called the rate base) shall be calculated and used when applying the schedule to mixed business. If the holder's business records do not clearly segregate the sales into the business categories authorized by this permit, they shall be placed in the most logical category. If sales with a different rate base are grouped, place them all in the rate category that shall yield the highest fee. Calculate the fee on sales below the break-even point using 50 percent of the rate base. Calculate the fee on sales between the break-even point and twice the break-even point using 150 percent of the rate base. Calculate the fee on sales above twice the break-even point using the balance of sales rate.

         2. The minimum annual fee for this use, which is DUE IN ADVANCE and is not subject to refund, shall be equal to the fee that would result when sales are 40 percent of the break-even point. This fee shall be calculated and billed by the Forest Service during the final quarter of the holder's fiscal year, using the most recent GFA figure and previously reported sales data for the current year, plus, if the operating season is still active, estimated sales for the remainder of the year.

         3. Mixed ownership. This use occupies both private and public land. For purposes of the fee calculation, the calculated fee shall be adjusted by the slope-transport-feet percentage representing the portion of the use attributed to National Forest land. Slope-transport feet is determined by the slope distance traveled by lifts over each ownership, multiplied by the lift capacity.

         D. Surcharge. A surcharge of N/A percent shall be applied to and added to the basic fee. The surcharge shall be applied for N/A years beginning with the year that sales first occur under this operation.

         E.      Definitions of Sales Categories and Gross Fixed Assets (GFA).

         1. Sales categories. For purposes of recording and reporting sales, and sales-related information including the cost of sales, the activities of the concessioner are divided into:

         Grocery . Includes the sale of items usually associated with grocery stores such as staple foods, meats, produce, household supplies. Includes the sale of bottled soft drinks, beer and wine, when included in the grocery operation.

         Service, Food. Includes the serving of meals, sandwiches, and other items either consumed on the premises or prepared for carry out. Snack bars are included.

         Service, Cars. Includes servicing and the sale of fuels, lubricants, and all kinds of articles used in servicing and repairing autos, boats, snowmobiles, and aircraft.

         Merchandise.
                   . Includes the sale of clothing, souvenirs, gifts, ski and other sporting equipment. Where a "Service, Cars" category of business is not established by this permit, the sale of auto accessories is included in this category.

         Service, Liquor. Includes the sale of alcoholic drinks for consumption on the premises and other sales ordinarily a part of a bar or cocktail lounge business. Where a bar is operated in conjunction with a restaurant or overnight accommodations, liquor, beer and wine sales shall be accounted for consistent with the holder's normal business practice. The sale of alcoholic beverages for consumption off the premises is also included in this item, except as indicated in "Grocery".

         Outfitting, Guiding. Includes all activities or commercial guiding services involving back-country travel, regardless of mode of travel, when associated with a resort or dude ranch with a mixture of business. All fees charged are considered sales.

         Lodging.  Includes lodging where daily maid service is furnished.

         Rentals and Services. Includes lodging where daily maid service is not furnished by the holder; the rental of camping space, ski equipment and other equipment rentals; fees for the use of cross-country ski trails. Also included are services such as barbershops, and amusements including video games.

         Lifts, Tows, and Ski Schools . Includes charges for use of all types of uphill transportation facilities and for sports lessons and training.

         2. Gross Fixed Assets. The capitalized cost of improvements, equipment, and fixtures necessary and used to generate sales and other revenue during the permit year on the permitted area or within the development boundary shown in this permit.

         GFA shall be established by and changed at the sole discretion of the authorized officer based on the current interpretation of guidelines supporting the Graduated Rate Fee System.

         a. Costs of the following items as presented by the holder and verified by a representative of the authorized officer to be in existence and in use are included:

         (1) Identifiable structures, major equipment, such as road maintenance equipment, or land improvements which play a distinct role in the permitted activity.

         (2) Identifiable holder costs, to provide utility services to the area. Utility services that extend beyond the development boundary may be included in GFA to the extent they are necessary for the generation of sales and are paid by the holder. Costs for user surcharge or demand rates are not included as GFA.

         b.      The following, and similar items, are not part of GFA:

         (1) Assets that ordinarily qualify for inclusion in GFA, but which are out of service for the full operating year for which fees are being determined.

         (2)     Land.

         (3)     Expendable or consumable supplies.

         (4) Intangible assets, such as goodwill, permit value, organization expense, and liquor licenses.

         (5)     Improvements not related to the operation.

         (6) Luxury assets, to the extent their design and cost exceed functional need.

         (7) The prorata share of GFA assets used in off-site activities not directly associated with the authorized use.

         (8)     Expensed assets.

         (9)     Operating leases.

         As of the date of this permit, October 31, 1994 the initial GFA under this ownership has been determined to be $18,647,505 as shown in detail on the attached Apendix D-1. This amount will be updated based on the resulting revaluation of assets at the time of purchase. If an error is found in the GFA amount, it shall be changed to the correct amount retroactive to the date the error occurred and fees adjusted accordingly (see p. 19 paragraph 9).

         F. Change of Gross Fixed Asset Amount Upon Sale or Change in Controlling Interest. Upon change of ownership, effective dominion or controlling interest or upon sale of assets or common stock which results in a change of ownership, effective dominion, or controlling interest, the value of Gross Fixed Assets shall be established applying Generally Accepted Accounting Principles (GAAP).

         G. Determining Sales and Other Revenue. Sales and Gross Fixed Assets shall be derived from all improvements and facilities, including those of sublessees, which constitute a logical single overall integrated business operation regardless of the land ownership. A map shall be prepared designating the development boundary and may be augmented by narrative or tables and SHALL BECOME A PART OF THIS PERMIT (Appendix C-2).

         1. Sales. Fees shall be assessed against all receipts from sales unless specifically exempted. Sales for the purpose of fee calculation include, (1) all revenue derived from goods and services sold which are related to operations under this permit and all revenue derived within the development boundary, unless otherwise excluded, (2) the value of goods and services traded-off for goods and services received (bartering) and (3) the value of gratuities.

         a.      Definitions.

         (1) Gratuities. Goods, services or privileges that are provided without charge or at deep discount to such individuals as employees, owners, and officers or immediate families of employees, owners and officers and not available to the general public.

         (2) Acceptable Discounts. Transactions for goods or services below stated, listed or otherwise presented prices to the public at large. Included are such things as group sales and organized programs. These are included in sales at the actual transaction price.

         (3) Discriminatory Pricing. Rates based solely on residence, race, color, or religion. Discounts based on age or disability are not discriminatory pricing.

         (4) Preferential Discounts. Discounts offered to certain classes or individuals based on their status, such as members of boards of directors, contractors, advertisers, doctors, and VIPs, etc.

         (5) Market Price. The price generally available to an informed public excluding special promotions. It may not be the "window price".

         (6) Bartering or Tradeoffs. The practice of exchanging goods or services between individuals or companies.

         (7) Commissions. Commissions are payments received by the holder for collecting revenue on behalf of others as an agent or providing services not directly associated with the operations, such as selling hunting and fishing licenses, bus or sightseeing tickets for trips off or predominantly off the permitted area, accommodating telephone toll calls, and so forth.

         (8) Franchise Receipts. These are payments made to specific permittees by sublessees solely for the opportunity to do business at a specific location. The permittee provides little, if anything, in the way of facilities or services. They may be the only fee paid to the permittee or, if some facilities or services are provided by the permittee, they may be made in addition to a rental fee. The franchise receipts may be in the form of fixed amounts of money or in reduced prices for the franchiser's product or service.

         b. Inclusions. The following items shall be included as gross receipts to arrive at sales:

         (1) Gratuities. Daily and season passes are valued at market price unless the permit holder has sufficient records of daily individual use to substantiate a "value of use". Value of use is the number of days the pass is used times the market price. Does not include employees. See (4) below.

         (2) Preferential Discounts. Include the amount that would have been received had the transaction been made at the market price.

         (3) Value of Discriminatory Pricing. Discriminatory pricing is disallowed. Include the amount that would have been received had the transaction been made at the market price.

         (4) Employee discounts in excess of 30 percent of market price. These discounts are exclusively given or provided to employees, owners, officers or immediate families of employees, owners or officers are gratuities and are included in sales at 70 percent of market price. Employee discounts less than 30 percent are recorded at the transaction price.

         (5)     Value of bartered goods and services (trade offs).

         (6) Gross sales of sublessees. Includes sales of State controlled liquor stores.

         (7)     Fifty percent of franchise receipts.

         (8) All other revenue items not specifically excluded below shall be included as sales.

         c. Exclusions. The following items shall be excluded from gross receipts or revenue to arrive at sales:

         (1) Value of goods and services provided to employees, agents, contractors or officials to facilitate the accomplishment of their assigned duties or work-related obligation or to others for educational or technical competence related to the type of permitted use such as lift operation, ski patrol, water safety, avalanche control, etc. Similarly, local, state and federal government officials including Forest Service employees, who in the course of their oversight responsibilities or otherwise on official business, use goods or services. The holder is not required to report the value of such duty-related or official use as sales for fee calculation purposes.

         (2) The value of meals and lodging furnished by an employer to an employee for the employer's convenience if, in the case of meals, they are furnished on the employer's business premises. The fact that the employer imposes a partial charge for, or that the employee may accept or decline meals does not affect the exclusion if all other conditions are met. If the employer imposes a charge for meals and lodging it shall be included at the transaction price. The holder need not keep records of employee meals and lodging more detailed than those required by the Internal Revenue Service.

         (3) Refunds from returned merchandise and receipts from sales of real and nonrental personal property used in the operation.

         (4) Rents paid to the permittee by sublessees, even if based on sales.

         (5) Taxes collected on site from customers, accounted for as such in the holder's accounting records, and that were paid or are payable to taxing authorities. Taxes included in the purchase price of gasoline, tobacco and other products, but paid to the taxing authority by the manufacturer or wholesaler are included in sales, and subject to the permit fee.

         (6) Amounts paid or payable to a Government licensing authority or recreation administering agency from sales of hunting or fishing licenses and recreation fee tickets.

         (7) Value of sales and commissions where the holder is serving as an agent for businesses not directly associated with the permitted operation. This includes such things as bus or sightseeing-ticket sales for trips not related to activities on the permitted area, telephone-toll charges, and accident-insurance sales.

         (8) Sales of operating equipment. Rental equipment, capitalized assets or other assets used in operations shall be excluded from gross receipts. Examples are such items as used rental skis and boots, ski lifts, or grooming equipment, which are sold periodically and replaced.

         H. Concession Payment, Graduated Rate Fee System. Reports and deposits required as outlined above shall be tendered in accordance with the schedule below. They shall be sent or delivered to the Collection Officer, Forest Service, USDA, at the address furnished by the Forest Supervisor. Checks or money orders shall be payable to "Forest Service, USDA."

         1. The holder shall report sales, calculate fees due, and make payment each calendar month during the primary season (November through April) and quarterly during the "off season" (1st quarter - August-October and 4th quarter - May-July except for periods in which no sales take place and the holder has notified the authorized officer that the operation has entered a seasonal shutdown for a specific period. Reports and payments shall be made by the 30th of the month following the end of each reportable period (see Appendix D-2 Billing Calendar).

         2. The authorized officer, prior to August 1, shall furnish the holder with a tentative rate which shall be applied to sales in the fee calculation (item 1), such rate to be one that shall produce the expected fee based on past experience. The correct fee shall be determined at the end of the year and adjustment made as provided under item (5). Any balance that may exist shall be credited and applied against the next payment due.

         3. During the final fiscal month, pay within 30 days of billing by the Forest Service, the annual minimum fee for the next year (see Appendix D-2 Billing Calendar).

         4. The holder must also provide within three (3) months after close of its operating year, a balance sheet representing its financial condition at the close of its business year, an annual operating statement reporting the results of operations including yearend adjustments for itself and each sublessee for the same period, and a schedule of Gross Fixed Assets adjusted to comply with the terms of this permit in a format and manner prescribed by the authorized officer.

         If the holder fails to report all sales in the period they were made or misreports Gross Fixed Assets and the authorized officer determines that additional fees are owed, the holder shall pay the additional fee plus interest. Such interest shall be assessed at the rate specified in clause I and shall accrue from the date the sales or correct Gross Fixed Assets should have been reported and fee paid until the date of actual payment of the underpaid fee.

         5. Within 30 days of receipt of a statement from the Forest Service, pay any additional fee required to correct fees paid for the past year's operation.

         6. Payments shall be credited on the date received by the designated collection officer or deposit location. If the due date for the fee or fee calculation financial statement falls on a non-workday, the charges shall not apply until the close of business on the next workday.

         7. All fee calculations and records of sales and Gross Fixed Assets are subject to periodic audit. Errors in calculation or payment shall be corrected as needed for conformance with those audits. Additional fees and interest due as a result of such audits shall be in accordance with item 4, paragraph 2.

         8.      Disputed fees must be paid in a timely manner.

         9. Correction of errors includes any action necessary to establish the cost of gross fixed assets to the current holder, sales, slope transport feet calculation, or other data required to accurately assess and calculate fees. For fee calculation purposes, error may include:

         a.      Misreporting or misrepresentation of amounts,

         b.      Arithmetic mistakes,

         c.      Typographic mistakes,


         d.      Variation from Generally Accepted Accounting Principles
                 (GAAP), when such variations are inconsistent with the terms and conditions of the authorization.

         Correction of errors shall be made retroactively to the date the error was made or to the previous audit period, whichever is more recent, with past fees adjusted accordingly. Changes effected by agency policy including definition of assets included in GFA, shall only be made prospectively.

    I.      Interest and Penalties.

         1. Pursuant to 31 USC 3717 and 7 CFR Part 3, Subpart B, or subsequent changes thereto, interest shall be charged on any fee not paid by the date the fee or fee calculation financial statements specified in this permit was due.

         2. Interest shall be assessed using the higher of (1) the most current rate prescribed by the United States Department of the Treasury Financial Manual (TFM-6-8025.40), or (2) the prompt payment rate prescribed by the United States Department of the Treasury under section 12 of the Contract Disputes Act of 1978 (41 USC 611). Interest shall accrue from the date the fee or fee calculation financial statement is due. In the event the account becomes delinquent, administrative costs to cover processing and handling of the delinquent debt may be assessed.

         3. A penalty of 6 percent per year shall be assessed on any fee overdue in excess of 90 days, and shall accrue from the due date of the first billing or the date the fee calculation financial statement was due. The penalty is in addition to interest and any other charges specified in item 2.

         4. Delinquent fees and other charges shall be subject to all the rights and remedies afforded the United States pursuant to federal law and implementing regulations. (31 U.S.C. 3711 et seq.).

         J. Nonpayment. Failure of the holder to make timely payments, pay interest charges or any other charges when due, constitutes breach and shall be grounds for termination of this authorization. This permit terminates for nonpayment of any monies owed the United States when more than 90 days in arrears.

         K. Access to Records. For the purpose of administering this permit (including ascertaining that fees paid were correct and evaluating the propriety of the fee base), the holder agrees to make all of the accounting books and supporting records to the business activities, as well as those of sublessees operating within the authority of this permit, available for analysis by qualified representatives of the Forest Service or other federal agencies authorized to review the Forest Service activities. Review of accounting books and supporting records shall be made at dates convenient to the holder and reviewers. Financial information so obtained shall be treated as confidential as provided in regulations issued by the Secretary of Agriculture.

         The holder shall retain the above records and keep them available for review for 5 years after the end of the year involved, unless disposition is otherwise approved by the authorized officer in writing.

         L. Accounting Records. The holder shall follow Generally Accepted Accounting Principles or Other Comprehensive Bases of Accounting acceptable to the Forest Service in recording financial transactions and in reporting results to the authorized officer. When requested by the authorized officer, the holder at own expense, shall have the annual accounting reports audited or prepared by a licensed independent accountant acceptable to the Forest Service. The holder shall require sublessees to comply with these same requirements. The minimum acceptable accounting system shall include:

         1. Systematic internal controls and recording by kind of business the gross receipts derived from all sources of business conducted under this permit. Receipts should be recorded daily and, if possible, deposited into a bank account without reduction by disbursements. Receipt entries shall be supported by source documents such as cash register tapes, sale invoices, rental records, and cash accounts from other sources.

         2. A permanent record of investments in facilities (depreciation schedule), and current source documents for acquisition costs of capital items.

         3. Preparation and maintenance of such special records and accounts as may be specified by the authorized officer.

VII.     TRANSFER AND SALE.

         A. Subleasing. The holder may sublease the use of land and improvements covered under this permit and the operation of concessions and facilities authorized upon PRIOR WRITTEN NOTICE to the authorized officer. The Forest Service reserves the right to disapprove subleasees. In any circumstance, only those facilities and activities authorized by this permit may be subleased. The holder shall continue to be responsible for compliance with all conditions of this permit by persons to whom such premises may be sublet. The holder may not sublease direct management responsibility without PRIOR WRITTEN APPROVAL by the authorized officer.

         B. Notification of Sale. The holder shall immediately notify the authorized officer when a sale and transfer of ownership of the permitted improvements is planned.

         C. Divestiture of Ownership. Upon change in ownership of the facilities authorized by this permit, the rights granted under this authorization may be transferred to the new owner upon application to and approval by the authorized officer. The new owner must qualify and agree to comply with, and be bound by the terms and conditions of the authorization. In granting approval, the authorized officer may modify the terms, conditions, and special stipulations to reflect any new requirements imposed by current Federal and state land use plans, laws, regulations or other management decisions.

VIII.    TERMINATION.

         A. Termination for Higher Public Purpose. If, during the term of this permit or any extension thereof, the Secretary of Agriculture or any official of the Forest Service acting by or under his or her authority shall determine by his or her planning for the uses of the National Forest that the public interest requires termination of this permit, this permit shall terminate upon one hundred-eighty (180) days' WRITTEN NOTICE to the holder of such determination, and the United States shall have the right thereupon, subject to Congressional authorization and appropriation, to purchase the holder's improvements, to remove them, or to require the holder to remove them, at the option of the United States. The United States shall be obligated to pay an equitable consideration for the improvements or for removal of the improvements and damages to the improvements resulting from their removal. The amount of the consideration shall be fixed by mutual agreement between the United States and the holder and shall be accepted by the holder in full satisfaction of all claims against the United States under this clause:
Provided, that if mutual agreement is not reached, the Forest Service shall determine the amount, and if the holder is dissatisfied with the amount thus determined to be due him may appeal the determination in accordance with the Appeal Regulations, and the amount as determined on appeal shall be final and conclusive on the parties hereto; Provided further, that upon the payment to the holder of 75% of the amount fixed by the Forest Service, the right of the United States to remove or require the removal of the improvements shall not be stayed pending the final decision on appeal.

         B. Termination, Revocation and Suspension. The authorized officer may suspend, revoke, or terminate this permit for (1) noncompliance with applicable statutes, regulations, or terms and conditions of the authorization; (2) for failure of the holder to exercise the rights and privileges granted; (3) with the consent of the holder; or (4) when, by its terms, a fixed agreed upon condition, event, or time occurs. Prior to suspension, revocation, or termination, the authorized officer shall give the holder WRITTEN NOTICE of the grounds for such action and reasonable time to correct cureable noncompliance.

IX.      RENEWAL.

         A. Renewal. The authorized use may be renewed. Renewal requires the following conditions: (1) the land use allocation is compatible with the Forest Land and Resource Management Plan; (2) the site is being used for the purposes previously authorized and; (3) the enterprise is being continually operated and maintained in accordance with all the provisions of the permit.
In making a renewal, the authorized officer may modify the terms, conditions, and special stipulations.

X.       RIGHTS AND RESPONSIBILITIES UPON TERMINATION OR NONRENEWAL.

         A. Removal of Improvements. Except as provided in Clause VIII. A, upon termination or revocation of this special use permit by the Forest
Service, the holder shall remove within a reasonable time as established by the authorized officer, the structures and improvements, and shall restore the site to a condition satisfactory to the authorized officer, unless otherwise waived in writing or in the authorization. If the holder fails to remove the structures or improvements within a reasonable period, as determined by the authorized officer, they shall become the property of the United States without compensation to the holder, but that shall not relieve the holder's liability for the removal and site restoration costs.

XI.      MISCELLANEOUS PROVISIONS.

         A. Members of Congress. No Member of or Delegate to Congress, or Resident Commissioner shall be admitted to any share or part of this agreement or to any benefit that may arise herefrom unless it is made with a corporation for its general benefit.

         B. Inspection, Forest Service. The Forest Service shall monitor the holder's operations and reserves the right to inspect the permitted facilities and improvements at any time for compliance with the terms of this permit. Inspections by the Forest Service do not relieve the holder of responsibilities under other terms of this permit.

         C. Regulating Services and Rates. The Forest Service shall have the authority to check and regulate the adequacy and type of services provided the public and to require that such services conform to satisfactory standards. The holder may be required to furnish a schedule of prices for sales and services authorized by the permit. Such prices and services may be regulated by the Forest Service: Provided, that the holder shall not be required to charge prices significantly different than those charged by comparable or competing enterprises.

         D. Advertising. The holder, in advertisements, signs, circulars, brochures, letterheads, and like materials, as well as orally, shall not misrepresent in any way either the accommodations provided, the status of the permit, or the area covered by it or the vicinity. The fact that the permitted area is located on the National Forest shall be made readily apparent in all of the holder's brochures and print advertising regarding use and management of the area and facilities under permit.

         E. Bonding. The authorized officer may require the holder to furnish a bond or other security to secure all or any of the obligations imposed by the terms of the authorization or any applicable law, regulation, or order.

         Bonds, Performance. Use the following text, when bonding is called for: As a further guarantee of the faithful performance of the provisions of terms and conditions to be determined as needed (list applicable clauses) of this permit, the holder agrees to deliver and maintain a surety bond or other
acceptable security in the amount of $          to be determined as needed.
Should the sureties or the bonds delivered under this permit become unsatisfactory to the Forest Service, the holder shall, within thirty (30) days of demand, furnish a new bond with surety, solvent and satisfactory to the Forest Service. In lieu of a surety bond, the holder may deposit into a Federal depository, as directed by the Forest Service, and maintain therein, cash in the amounts provided for above, or negotiable securities of the United States having a market value at the time of deposit of not less than the dollar amounts provided above.

         The holder's surety bond shall be released, or deposits in lieu of a bond, shall be returned thirty (30) days after certification by the Forest Service that priority installations under the development plan are complete, and upon furnishing by the holder of proof satisfactory to the Forest Service that all claims for labor and material on said installations have been paid or released and satisfied. The holder agrees that all moneys deposited under this permit may, upon failure on his or her part to fulfill all and singular the requirements herein set forth or made a part hereof, be retained by the United States to be applied to satisfy obligations assumed hereunder, without prejudice whatever to any rights and remedies of the United States.

         Prior to undertaking, additional construction or alteration work not provided for in the above terms and conditions or when the improvements are to be removed and the area restored, the holder shall deliver and maintain a surety bond in an amount set by the Forest Service, which amount shall not be in excess of the estimated loss which the Government would suffer upon default in performance of this work.

         F. Water Rights. This authorization confers no rights to the use of water by the holder. Such rights must be acquired under State law.

         G. Current Addresses. The holder and the Forest Service shall keep each informed of current mailing addresses, including those necessary for billing and payment of fees.

         H. Identification of Holder. Identification of the holder shall remain sufficient so that the Forest Service shall know the true identity of the entity.

         Corporation Status Notification:

         1.      The holder shall notify the authorized officer within fifteen
(15) days of the following changes:

         a.      Names of officers appointed or terminated.

         b. Names of stockholders who acquire stock shares causing their ownership to exceed 50 percent of shares issued or otherwise acquired, resulting in gaining controlling interest in the corporation.

         2.      The holder shall furnish the authorized officer:

         a.      A copy of the articles of incorporation and bylaws.

         b. An authenticated copy of a resolution of the board of directors specifically authorizing a certain individual or individuals to represent the holder in dealing with the Forest Service.

         c. A list of officers and directors of the corporation and their addresses.

         d. Upon request, a certified list of stockholders and amount of stock owned by each.

         e. The authorized officer may require the holder to furnish additional information as set forth in 36 CFR 251.54(e)(1)(iv).

         Partnership Status Notification:

The holder shall notify the authorized officer within fifteen (15) days of the following changes. Names of the individuals involved shall be included with the notification.

         1. Partnership makeup changes due to death, withdrawal, or addition of a partner.

         2. Party or parties assigned financed interest in the partnership by existing partner(s).

         3. Termination, reformation, or revision of the partnership agreement.

         4. The acquisition of partnership interest, either through purchase of an interest from an existing partner or partners, or contribution of assets, that exceeds 50 percent of the partnership permanent investment.
         I. Archaeological-Paleontological Discoveries. The holder shall immediately notify the authorized officer of any and all antiquities or other objects of historic or scientific interest. These include, but are not limited to, historic or prehistoric ruins, fossils, or artifacts discovered as the result of operations under this permit, and shall leave such discoveries intact until authorized to proceed by the authorized officer. Protective and mitigative measures specified by the authorized officer shall be the responsibility of the permit holder.

         J. Protection of Habitat of Endangered, Threatened. and Sensitive Species. Location of areas needing special measures for protection of plants or animals listed as threatened or endangered under the Endangered Species Act
(ESA) of 1973, as amended, or listed as sensitive by the Regional Forester under authority of FSM 2670, derived from ESA Section 7 consultation, may be shown on a separate map, hereby made a part of this permit, or identified on the ground. Protective and mitigative measures specified by the authorized officer shall be the responsibility of the permit holder.

         If protection measures prove inadequate, if other such areas are discovered, or if new species are listed as Federally threatened or endangered or as sensitive by the Regional Forester, the authorized officer may specify additional protection regardless of when such facts become known. Discovery of such areas by either party shall be promptly reported to the other party.

         K. Superior Clauses. In the event of any conflict between any of the preceding printed clauses or any provision thereof, and any of the following clauses or any provision thereof, the preceding clauses shall control.

         L. Superseded Permit. This permit replaces a special use permit issued to: Waterville Co. Inc., February 2, 1976.

         M. Disputes. Appeal of any provisions of this authorization or any requirements thereof shall be subject to the appeal regulations at 36 CFR 251, Subpart C, or revisions thereto. The procedures for these appeals are set forth in 36 CFR 251 published in the Federal Register at 54 FR 3362, January 23, 1989.

         Public reporting burden for this collection of information is estimated to average 12 hours per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Send comments regarding this burden estimate or any other aspect of this collection of information, including suggestions for reducing this burden, to Department of Agriculture, Clearance Officer, OIRM, AG Box 7630, Washington D.C. 20250; and to the Office of Management and Budget, Paperwork Reduction Project (OMB # 0596-0082), Washington, D.C. 20503.

Note:    Additional provisions may be added by the authorized officer to reflect local conditions.

         N. Water Withdrawal. To provide and maintain satisfactory aquatic habitat, the holder shall:

                 Insure that during water withdrawal operations, a minimum of
                 4.0 cubic feet per second (cfs) remains in the West Branch of the Mad River.

         If minimum flow requirements are not met, upon receipt of written notice from the Forest Service the holder will immediately cease pumping water. Noncompliance will result in suspension of operations under the permit.

                     APPENDIX A - MASTER DEVELOPMENT PLANS


         A-1     As Built Plans

         A-2     Waterville Valley Master Development Plan, Maps/Narrative

         A-3 As Built Master Development Plan Waterville Valley Cross Country Ski Area

                              A-1   As Built Plans

                                FILED SEPARATELY


Includes sheets 1 and 2 and titled, "As Built Plans, Mt. Tecumseh/Snows Mtn. received 10/20/94.

                 A-2 Waterville Valley Master Development Plan

                            Includes the following:

MAPS - FILED SEPARATELY
         Index Sheet
         Location Map
         A-1 General Development Plan, Mt Tecumseh Ski Area
         A-2 General Development Plan, Mt Tecumseh Ski Area
         A-3 General Development Plan, Mt Tecumseh Ski Area
         B-1 Base Area Site Plan Mt Tecumseh Ski Area
         B-2 Base Area Site Plan Mt Tecumseh Ski Area
         B-3 Base Area Site Plan Mt Tecumseh Ski Area
         C-1 General Development Plan, Snow's Mtn Ski Area
         C-2 General Development Plan, Snow's Mtn Ski Area
         C-3 General Development Plan, Snow's Mtn Ski Area

NARRATIVE

 A-3   As Built Master Development Plan Waterville Valley Cross Country Ski
                                    Area

                      APPENDIX B - CONSTRUCTION/OPERATIONS


         B-1     Site Development Schedule

         B-2     Operating Plan

                        B-1    Site Development Schedule


                    To be included when completed or updated

                             B-2    Operating Plan


                   To be included when completed and updated

                               APPENDIX C - MAPS


         C-1     Permit Boundary

         C-2     Development Area Boundary

                             C-1    Permit Boundary

                         Description of Permit Boundary
                               Mt. Tecumseh Area

Beginning at a point N.76 Degrees 24 Minutes E. and 40.00 Minutes distant from Sta. 0 plus 00 of the center line of an 80.00 Minutes right-of-way on the Tripoli Road, Forest Development Road #30A. Said 80.00 Minutes right-of-way being further described as the proposed relocation of the Tripoli Road. Thence running along the easterly limits of said right-of-way in a northwesterly direction 3030.00 Minutes more or less to a point located 40.00 Minutes easterly from center line Sta. 30 plus 30.00 Minutes as shown on a plan of the proposed relocation of the Tripoli Road.

Thence running N.17 Degrees 30 Minutes W. 879.00 Minutes more or less.
Thence running N.72 Degrees 03 Minutes W. 810.00 Minutes more or less.
Thence running N.78 Degrees 12 Minutes W. 2261.00 Minutes more or less.
Thence running S.73 Degrees 05 Minutes W. 2510.00 Minutes more or less.
Thence running S.65 Degrees 15 Minutes W. 2103.00 Minutes more or less.
Thence running S.50 Degrees 58 Minutes W. 2175.00 Minutes more or less.
Thence running S.20 Degrees 21 Minutes E. 992.00 Minutes more or less.
Thence running S.80 Degrees 27 Minutes E. 1130.00 Minutes more or less.* Thence running North approximately 500 feet more or less.*
Thence running S.80 Degrees E. approximately 500 feet more or less.*
Thence running N.13 Degrees approximately 500 feet more or less.*
Thence running N.43 Degrees 50 Minutes E. 3351.00 Minutes more or less.
Thence running East 2142.00 Minutes more or less to the westerly limits of the said 80.00 Minutes right-of-way, at a point 40.00 Minutes westerly from center line station 11 plus 20.00 Minutes of the proposed relocation of the Tripoli Road.
Thence running along the westerly limits of said 80.00 Minutes right-of-way in a southeasterly direction 1120.00 Minutes more or less to a point located S.76 Degrees 24 Minutes W. and 40.00 Minutes distant from center line Sta.
00 plus 00 of the proposed relocation of the Tripoli Road.

Thence running N.76 Degrees 24 Minutes E. 80.00 Minutes more or less to the point of beginning.

* Estimated from map attached. Boundary delineation will be verified by 11/1/95.

The above described tract to contains 750.00 acres more or less and is shown on the attached map.

                                Permit Boundary
                                 Snows Mtn Area

Described on map attached and containing 35.5 acres more or less. Boundary Delineation will be verified by 11/1/95.

                                Permit Boundary
                                   Pipelines


1. Primary pumphouse and water pipeline as described in amendment # 2 dated 3/25/80 to original permit shown on the attached map.

2. Buried 14" water main to transport water from Mad River to the Tecumseh Base Area for snowmaking purposes as described below and authorized in a permit dated 8/19/86.

                 Being 20 feet wide and approximately 9385 feet in length beginning on National Forest System land at meander point 4 on line corner 9-10 of U.S. Tract #50f, (Exception 1, (Woodstock Lumber Co.), thence running N 2 Degrees E 225 feet; N 69 Degrees W 960 feet to a point on the westerly side of the Tripoli Road; thence northerly and parallel with the westerly side of the Tripoli Road approximately 3500 feet to its intersection with the Mt. Tecumseh access road; thence on the westerly side and parallel with the Mt. Tecumseh access road approximately 4700 feet to the South Complex of the Base area as shown on the attached map.

Boundary Delineation will be verified by 11/1/95.

                         C-2     Development Boundary


                        To be included when completed

                        APPENDIX D - BUSINESS MANAGEMENT


         D-1     Gross Fixed Assets (GFA)

         D-2     Billing Calendar

                        D-1     Gross Fixed Assets (GFA)




                                    -DRAFT-

                        WATERVILLE VALLEY SKI AREA, LTD
                      SCHEDULE OF GROSS FIXED ASSETS (GFA)
                                 AS OF 10/31/94




ACCOUNTING GROUP          ASSET CATEGORY                   APPROVED GFA 10/31/94
--------------------------------------------------------------------------------

 3200                     LAND IMPROVEMENTS                1,354,303

 3300                     LIFTS & TOWS                     3,553,566
 3400                     BUILDINGS                        4,347,655

 3500                     TRAILS                           1,332,912

 3600                     FURNISHINGS, EQUIPMENT
                          & VEHICLES                       8,059,068
                                                          ----------
                                                          18,647,505
                                                          ----------


NOTE: The accounts and amounts appearing in this schedule reflect the capitalized cost of facilities and improvements used to generate Graduated Rate Fee System (GRFS) Sales as of October 31, 1994. It is subject to change in accordance with permit clauses VI E and VI L and current Forest Service Manual Direction.

                          D-2      Billing Calendar


                            BILLING CONTROL CALENDAR

SKI AREA NAME: Waterville Valley                                 TR = ______%1/
PERIOD: Aug 01, 1996 thru July 31, 1997                          NFO = 97.72%2/

(1)          (2)             (3)          (4)          (5)          (6)           (7)          (8)          (9)
                                                        PAYMENT                                 GROSS        GROSS
           BILLING          PAYMENT      BILLED        RECEIVED       PAID        BALANCE       FIXED        SALE
BILL#     DESCRIPTION      DUE DATE      AMOUNT          DATE       AMOUNT         DUE         ASSETS      REVENUES
-----     -----------      --------      ------      ----------     ------     ----------      ------      --------
          Min Anl Fee      Aug 1        $                          $            $  -0-        $          $

          (Note: FY 9 Year-End CREDIT in the amount of $<                                           > applied.)
n/a       1st Qtr Fee      Dec 1        $     -0-     n/a          $     -0-    $     -0-     $          $

          Nov Fee          Jan 1        $                          $                          $          $

          Dec Fee          Feb 1        $                          $            $             $          $

          Jan Fee          Mar 1        $                          $            $             $          $

          Feb Fee          Apr 1        $                          $            $             $          $

          Mar Fee          May 1        $                          $            $             $          $

          Apr Fee          Jun 1        $                          $            $             $          $

          3rd Qtr          Sep 1        $                          $            $             $          $

          Yr-End Rpts      Nov 1

          Yr-End Fee       Dec 15       $                          $            $             $          $

          TOTAL FEE/GFA/GSR                                        $                          $          $

          Audit: Last      NA           (Permit Effective Nov. 1, '94)
          Audit: Next Fall 97

          Fee per Audit Bill +          $                          $            $             $          $
                        30 days


Please see reverse for a list of reports and information to be provided.

Notes:


               1/    Subject to change pending fee review outcome.

               2/    Round to 2 decimal places.